Exhibit 15.2

[Letterhead of Deloitte & Touche LLP]

August 12, 2010

Hertz Global Holdings, Inc.
225 Brae Boulevard,

Park Ridge, New Jersey 07656

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries (DTG) for the three-month periods ended March 31, 2010 and 2009, and have issued our report dated May 5, 2010, and for the three-and six-month periods ended June 30, 2010 and 2009, and have issued our report dated August 3, 2010.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in DTG’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, are being incorporated by reference in the Hertz Global Holdings, Inc.’s Amendment No. 1 to Registration Statement No. 333-167085 on Form S-4 filed on August 12, 2010.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ DELOITTE & TOUCHE LLP